Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.6

POMEGRANATE PARENT HOLDINGS, INC.

STOCK OPTION PLAN

(including amendments through February 28, 2018)

Section 1. Purpose

The Plan authorizes the Committee to provide employees or directors of the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Options to acquire Shares in the Company. The Company believes that this incentive program will cause those individuals to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating individuals of outstanding ability.

Section 2. Definitions

Capitalized terms used herein shall have the meanings set forth in this Section.

(a)

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(b)	“Apollo Investor” means AP VIII Pomegranate Holdings, L.P., a Delaware limited partnership, or any other investment fund managed by Affiliates of Apollo Global Management LLC that acquires Shares.

(c)	“Board” means the Board of Directors of the Company.

(d)

“Capital Stock” of any Person means any and all shares, membership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(e)

“Cause” shall mean, with respect to Grantee who is also a participant in The Fresh Market Inc. Severance Plan, Cause within the meaning of such plan, and otherwise shall mean a finding by the Committee that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his employment duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of

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the Company (in each case which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Committee), (iv) violated any material policy of the Company (which, if curable, is not cured within 30 days after notice thereof to the Grantee by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(f)	“Change in Control” shall mean:

(i)

any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Apollo Investors, becomes the “beneficial owner”, as defined in Rules l3d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that Affiliates of Apollo Global Management LLC do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control; or

(ii)

the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons other than to Apollo Investors.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)	“Committee” shall mean the Compensation Committee of the Board, unless a different committee is appointed by the Board to administer the Plan.

(i)	“Company” shall mean Pomegranate Parent Holdings, Inc., a corporation organized under the laws of the State of Delaware.

(j)

“Competing Business” means: (a) any specialty grocery retailer, whether national or regional, with more than $50 million in revenue in its most recently completed fiscal year; and (b) Kroger, including Harris Teeter, and Mariano’s Fresh Market, Publix, Wegman’s, Whole Foods Market, Trader Joe’s, Sprouts Farmers Market, Natural Grocers, Earth Fare, Lucky’s Market, Fresh Thyme, and any subsidiary of any of the foregoing.

(k)	“Effective Date” shall mean April 27, 2016.

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(l)	“Employee” shall mean any individual that is providing services to the Company or any of its Affiliates as an employee or director.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)

“Fair Market Value” means, (i) with respect to Shares after an IPO, the closing price of the Shares on the primary national securities exchange on which such Shares are then traded, if any, on the trading day prior to the date as of which the Fair Market Value is to be determined, and (ii) in all other events, the amount determined by the Board of Directors in its good faith judgment using commonly accepted valuation techniques based upon the amount that would be recovered by the holder of such Shares if all of the assets of the Company were sold to a buyer in a single transaction at arms’ length and the proceeds from such transaction, as determined in good faith by the Board of Directors, were distributed in a liquidation of the Company pursuant to the Company’s Certificate of Incorporation.

(o)

“Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall approve.

(p)	“Grantee” shall mean an Employee granted an Option under the Plan.

(q)

“IPO” means the initial underwritten public offering of Shares by the Company or any selling securityholders pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) under the Securities Act).

(r)	“ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Section 422 of the Code, and that is designated by the Committee to be an ISO.

(s)	“Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.

(t)	“Options” shall refer to options issued under and subject to the Plan.

(u)

“Permitted Transferee” means (i) the Grantee’s spouse, (ii) any lineal ancestor or descendant (including by adoption and stepchildren) of the Grantee, (iii) any trust of which the Grantee is the controlling trustee and which is established solely for the benefit of any of the foregoing individuals, (iv) the estate of the Grantee established by reason of the Grantee’s death, or (v) any corporation, limited liability company or partnership, all of the interests of which are (or is) owned by one or more of the persons identified clause (i), (ii), (iii) or (iv).

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

(v)

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(w)	“Plan” shall mean this Option Plan as set forth herein and as amended from time to time.

(x)

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(y)

“Qualified Public Offering” means an underwritten public offering of Shares by the Company or any selling securityholders pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) under the Securities Act of 1933, as amended, pursuant to which the aggregate offering price of the Shares sold in such offering by the Company and/or other selling securityholders (together with the aggregate offering prices from any prior such offerings) is at least $300 million.

(z)	“Securities Act” means the Securities Act of 1933, as amended.

(aa)	“Share” shall mean a share of common stock of the Company, par value $.01 per share.

(bb)

“Specified Conduct” means, with respect to a Grantee who is party to any employment or other agreement containing covenants applicable following a Grantee’s termination of employment, a breach of any of such covenants, and otherwise means (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) directly or indirectly, without the prior written consent of the Company, engaging in or investing as an owner, partner, stockholder, licensor, director, officer, agent, employee or consultant for any Person that is primarily engaged in a Competing Business; provided, however, that this provision shall not prevent the Grantee from passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, (iii) accepting employment with any Person that is directly or indirectly (including through an Affiliate) engaged in any manner in a Competing Business if such employment would result in the Grantee being involved in the

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management, operations or business affairs of the Affiliate, division, segment or other portion of such Person that conducts such Competing Business, (iv) directly or indirectly (A) soliciting, recruiting or hiring any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee of, or an exclusive consultant then under contract with, the Company or any of its Affiliates, (B) soliciting or encouraging any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, or (C) interfering with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its Affiliates, or (v) directly or indirectly, interfering with, disrupting or attempting to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its Affiliates, on the one hand, and any of their respective customers, partners, suppliers or stockholders on the other hand.

(cc)

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Section 3. Shares Available under the Plan

Subject to the provisions of Section 7, the total number of Shares that may be issued under the Plan shall not exceed 6,300,000. If, prior to exercise, any awards are forfeited, lapse or terminate for any reason without the issuance of Shares, the Shares covered thereby may again be available for Option grants under the Plan.

Section 4. Administration of the Plan

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Employees to whom Options may be granted;

(ii) to determine the number of Shares subject to an Option;

(iii) to determine the terms and conditions of any Option granted under the Plan, including the purchase or exercise price, vesting and other conditions relating to exercise, and termination of the right to exercise;

(iv) to determine whether any Option shall be an ISO or a Nonqualified Option;

(v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares;

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(vi) to prescribe the form of each Grant Letter;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option, or Grant Letter or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. Any action of the Committee within its authority with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5. Option Termination.

Unless otherwise determined by the Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:

(a) the 91st day following the date the Grantee ceases to be an Employee for any reason; provided, however, that (i) in all cases the portion of any Option that did not vest prior to or upon the date of termination of employment or engagement with the Company or its Affiliates for any reason shall terminate immediately upon such termination, and (ii) if such termination is for Cause, the vested portion shall terminate as well;

(b) the seventh anniversary of the date of grant as set forth in the Grant Letter, or, with respect to Options granted upon or as soon as practicable after the Effective Date, the seventh anniversary of the Effective Date; and

(c) cancellation, termination or expiration of the Options pursuant to action taken by the Committee in accordance with Section 7.

Section 6. Exercise of Options

(a) Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, together with cash, a certified check or bank draft payable to the order of the Company, in amount equal to the sum of the exercise price for such Shares and any withholding tax obligation arising in connection with such exercise. The Committee may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis.

(b) Before the Company issues any Shares to a Grantee pursuant to the Plan, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable tax laws to withhold for income or other taxes due upon or incident to such issuance. The Committee may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered to the Grantee.

(c) As a condition to the grant of an Option or delivery of any Shares upon exercise of an Option, (i) the Grantee shall make all customary investment representations and provide or execute such other documents as may be requested by the Company, and (ii) the Company shall have the right to require that the Grantee become party to any stockholders agreement then generally in effect on substantially the same terms as the minority stockholders party thereto then are subject to (excluding any additional economic benefits set forth therein), in which case the terms of any such agreement as to voting, drag-alongs, tag-alongs and similar matters shall take precedence over the terms of the Plan and any an Grant Letter to the extent of any inconsistency; provided that in no event shall any stockholder agreement modify the economic terms of any Option or Shares issued to a Grantee under the Plan.

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7. Adjustment Upon Changes in Capitalization

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares, then the Committee shall make such equitable adjustment as it determines is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for grants of Options under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price of Options. In addition, the Committee is authorized to make such adjustments as it shall in its sole discretion determine are appropriate in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, which may be paid in such form of consideration to be received by holders of Stock or such other consideration as the Committee shall determine, cancellation of unvested and/or out-of-the-money Options for no consideration, substitution of Options using securities of a successor or other entity, acceleration of the time that Options expire, or adjustment of performance targets or the manner in which they are calculated) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company, any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles. Without limiting the foregoing, as a condition to receipt of any consideration in respect of an Option in connection with a Change in Control, the Committee may require that the Grantee execute a release of claims, become a party to all or a part of the definitive transaction agreement effecting the Change in Control, become party to a non-competition or similar agreement, and/or become party to an indemnification agreement, provided that any indemnification obligation shall not exceed the proceeds received by the Grantee with respect to the Option.

Section 8. Restrictions on Issuing Shares.

No Shares shall be issued or transferred to a Grantee unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. If, at the time a Grantee attempts to exercise an Option (or portion thereof), such exercise would not be in compliance with any applicable law, the Committee may, in its discretion, either preclude such exercise, or cancel such Option (or such portion thereof) in exchange for a payment from the Company in an amount equal to the difference between the then Fair Market Value of the Shares subject to such Option (or such portion thereof) and the aggregate exercise price thereof, less applicable withholding taxes. Such payment may be made in the form of cash, Shares, or combination thereof, and any such payment in Shares

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shall be deemed an issuance of Shares under the Plan, including Section 9 below. The Committee shall also have the right to condition the acquisition of Shares on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.

Section 9. Rights/Restrictions on Shares.

Except as set specifically forth in a Grant Letter:

(a) Transfer Restrictions. Except for transfers made pursuant to Sections 9(b), (c) or (d) below, Shares issued to a Grantee pursuant to the Plan may not be sold, pledged, encumbered or otherwise transferred, other than to a Permitted Transferee. Any such Permitted Transferee shall be subject to all the terms and conditions of the Plan and Grant Letter, including the provisions of this Section 9, and where required by the context, the term Grantee as used under the Plan shall mean such Permitted Transferee.

(b) Repurchase Right. Unless otherwise determined in a Grant Letter, during the one year period following a Grantee’s ceasing to be an Employee for any reason, or, if later, the date the Grantee acquires Shares under the Plan, the Company shall have the right (but not the obligation) to repurchase all of the Shares issued under the Plan and then held by the Grantee at the time the Company exercises such right. During such period, the Company may exercise its repurchase right more than once, provided that when it exercises such right, it must apply to all of the Shares then held by the Grantee. The price per Share to be paid by the Company should it choose to exercise its repurchase right shall equal the Fair Market Value per Share, provided, however, if the Shares are to be repurchased following a termination for Cause, or if, prior to such repurchase the Grantee engages in Specified Conduct, then the price per Share to be paid by the Company shall not exceed (i) the price per Share paid by the Grantee, less (ii) any dividend or other distribution per Share previously paid (or dividend or distribution equivalent paid in respect of Shares subject to an Option). The price per Share to be paid by the Company should it choose to exercise its repurchase right shall be paid in cash or by plain check against delivery of certificates representing the repurchased Shares; provided that, if such payment would result in a default or breach on the part of the Company or any subsidiary under any loan or other agreement, then payment shall be deferred until the first business day that it may occur without any such default or breach existing or resulting. The Company may offset against the payment of the repurchase price any amounts owed by the Grantee to the Company or any Affiliate of the Company. Should the Company choose not to exercise its repurchase right, or is otherwise prohibited by law or contract from doing so, the Apollo Investors may exercise such right as if they were the Company but in such case there shall be no payment deferral.

(c) Drag-Along Right. If the Company or one or more Apollo Investors notifies a holder of Shares issued under the Plan that it or they desires to sell Shares in a transaction constituting a Change in Control and specifies the terms and conditions of such proposed transfer, then such holder shall take all necessary and desirable actions

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reasonably requested by the Company or such Apollo Investors in connection with the consummation of such sale, and within ten (10) business days of the receipt of such notice (or such longer period of time as such shall be designated in such notice) such holder shall cause a pro rata number of his Shares to be sold to the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the Shares being sold by such Apollo Investors. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, such holder will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter’s rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Apollo Investors as directed by such Apollo Investors, provided that any liability of all of the selling stockholders to the purchaser for indemnification obligations shall be borne by each of them on a pro rata basis determined according to the number of Shares sold by each of them, and in any case shall not exceed the proceeds received as consideration for such sale.

(d) Tag-Along Right. If one or more Apollo Investors desires to sell Shares that, after taking into account all prior sales of Shares by Apollo Investors, represent at least 40% of the outstanding Shares of the Company (disregarding any sale to Affiliates of such Apollo Investor, who shall continue to be subject to the provisions of this Section 9(d)), then such one or more Apollo Investors shall give written notice of such pending sale to all holders of Shares or of a vested portion of an Option issued under the Plan. Within ten (10) business days after receipt of written notice of such impending sale, a holder of Shares or vested options issued under the Plan may, but is not obligated to, by written notice, request that such Apollo Investor cause such designated purchaser to purchase on the same terms and conditions as are applicable to such Apollo Investor’s Shares, the number of such holder’s Shares to be sold including any Shares obtained through the exercise of a vested portion of an Option in the manner described in this Plan prior to the pending sale, which as a percentage of such holder’s Shares shall not exceed the percentage of such Apollo Investor’s Shares to be sold. The Company shall cause such Apollo Investor to agree, within ten (10) business days of the receipt of such notice (or such longer period of time as such Apollo Investor shall designate in such notice) to cause such holder’s Shares to be purchased by the designated purchaser on the same terms and conditions for the same per share consideration and at the same time as the sale of the Apollo Investor’s Shares. In furtherance, and not in limitation, of the foregoing, in connection with such a sale, such holder will, (i) consent to and raise no objections against the sale or the process pursuant to which it was arranged, (ii) waive any dissenter’s rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by such Apollo Investor as directed by such Apollo Investor.

(e) Voting. Each holder of Shares issued under the Plan shall be deemed to have irrevocably appointed Apollo Management VIII, L.P. on behalf of certain affiliated co-investment partnerships (with full power of substitution), as such holder’s proxy and attorney-in-fact (in such capacity, the “Proxy Holder”) to vote and give or withhold consent, with respect to all Shares held by such stockholder at any time, for all matters subject to the vote of such holder from time to time in such manner as the Proxy Holder shall determine in its sole and absolute discretion, whether at any meeting (whether annual

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or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers such holder would possess if personally present and hereby ratifying and confirming all that the Proxy Holder shall lawfully do or cause to be done by virtue hereof. The Proxy Holder shall not have any liability to any holder of Shares as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. The Company acknowledges the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for each such holder of Shares at all times.

(f) Lapse of Certain Provisions. Subsection (d) above shall lapse upon an IPO, subsections (b) and (c) above shall lapse upon a Qualified Public Offering, and the restrictions in paragraph (a) shall lapse as set forth in a Grant Agreement; provided, however, that unless otherwise determined by the Committee, each Grantee shall enter into such standstill agreements and related agreements as the managing underwriters of any public offering may request.

(g) Certificates for Shares. Shares issued under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Shares are registered in the name of a Grantee, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, and the Company may retain physical possession of the certificates, in which case the Grantee shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to the Shares.

(h) Third Party Beneficiaries Rights. Apollo Investors and their Affiliates shall be third party beneficiaries under subsections (b) and (c), and Apollo Management VIII, L.P. shall be a third party beneficiary under subsection (e), and they each shall be entitled to enforce their rights thereunder as to any Grantee.

Section 10. General Provisions

(a) Grant Letter. Each award under the Plan shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different awards granted to the same Grantee.

(b) No Right to Employment. The grant of an award under the Plan in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, with respect to an Option, until the Option is exercised and Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a Grantee shall cease to be an Employee upon a sale of any subsidiary of the Company that employs or engages such Grantee, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.

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Pursuant to 17 C.F.R. Section 200.83

(c) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any award under the Plan to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(d) No Transfers. No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee’s lifetime only by the Grantee. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Letter, including the provisions relating to the termination of the right to exercise an Option.

(e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Grantee, and each beneficiary or other Person claiming under or through the Grantee by accepting the grant of an Option consents to the exclusive jurisdiction of any state or federal court located within the State of Delaware, agrees that all actions or proceedings relating to the Plan shall be litigated in such courts, waives any defense of forum non conveniens, and agrees to be bound by any final and nonappealable judgment rendered thereby in connection with the Plan. To the extent the Grantee is a party to an employment agreement with the Company or any of its Affiliates that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement, and the award of the arbitrator may be confirmed in any state or federal court having jurisdiction over the location in which the arbitration hearing was held.

Section 11. Amendment or Termination

In addition to its authority elsewhere in the Plan, the Committee may, at any time, amend or terminate the Plan or any Grant Letter; provided, however, that, no such action shall adversely affect the rights of any Grantee in any material respect with respect to Options previously granted hereunder or under such Grant Letter.